Exhibit 23.1

Consent of Independent Registered Accounting Firm

We have issued our report dated May 28, 2010, with respect to the consolidated financial statements and schedule included in the Annual Report of Uroplasty, Inc. on Form 10-K for the year ended March 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Uroplasty, Inc. on Forms S-8 (Nos. 333-137410, 333-137409, 333-107110 and 333-30372) and on Forms S-3 (Nos. 333-1491141, 333-128313 and 333-137128) and the Post-Effective Amendment on Form S-3 registration statement (No. 333-133072).

/s/  Grant Thornton LLP

Minneapolis, Minnesota
May 28, 2010